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Exhibit 12
                                      SEMCO ENERGY, Inc.
                             Ratio of Earnings to Fixed Charges
                                    (Thousands of Dollars)

-----------------------------------  ------------------------------------------------------
                                                           Year Ended
                                     ------------------------------------------------------
Description                              1999       1998    1997 (c)    1996 (c)     1995
-----------------------------------  ------------------------------------------------------
Earning as Defined (a)
Net Income (loss) . . . . . . . . .  $    17,659   $10,040  $ 15,425    ($12,762)  $11,331
Income taxes. . . . . . . . . . . .        7,013     7,011     8,469      (7,106)    6,151
Other items . . . . . . . . . . . .          (85)      672       (96)        (96)      (96)
Fixed charges as defined. . . . . .       20,817    15,085    16,741      14,617    14,402
                                     ------------  -------  ---------  ----------  --------

Earnings as defined . . . . . . . .  $    45,405   $32,808  $ 40,539     ($5,347)  $31,788
                                     ============  =======  =========  ==========  ========

Fixed charges as defined (a)
Interest on long-term debt. . . . .  $    12,685   $11,488  $  9,389   $   8,514   $ 8,546
Amortization of debt expense. . . .        1,297       450       449         431       520
Other interest charges. . . . . . .        6,593     2,873     6,629       5,398     5,062
Preferred securities dividends
    and distributions . . . . . . .          242       274       274         274       274
                                     ------------  -------  ---------  ----------  --------

Fixed charges as defined. . . . . .  $    20,817   $15,085  $ 16,741   $  14,617   $14,402
                                     ============  =======  =========  ==========  ========

Ratio of earnings to fixed charges.         2.18      2.17      2.42          (b)     2.21
                                     ============  =======  =========  ==========  ========

Notes:
(a)  Earnings  and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b)  For the year ended December 31, 1996, fixed charges exceeded earnings by $20.0 million.
     Earnings  as  defined include a $32.3 million non-cash pretax write-down of the NOARK investment.  Excluding  the  NOARK  write-down the ratio of earnings to fixed charges would  have  been  1.84.

(c)  Restated  to  account  for  a 1998 acquisition as a pooling of interests.  Years prior to  1996  were  not  restated  for the pooling of interest as the effects were deemed not  material.
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